July 2007	Pricing Sheet dated July 3, 2007
Relating to Preliminary Pricing Supplement No. 325 dated July 2, 2007
Registration Statement No. 333-131266
Filed pursuant to Rule 433

Structured Investments
Opportunities in Equities
Buffered PLUS based on a Hybrid Basket Composed of
Equity and Commodity Indices and Shares due July 20, 2012
Buffered Performance Leveraged Upside SecuritiesSM
PRICING TERMS
Issuer:	Morgan Stanley
Maturity date:	July 20, 2012
Basket:	Basket component	Basket component weighting	Initial basket component value*
S&P 500® Index	35%	1,524.87
Dow Jones EuroStoxx 50® Index	25%	4,524.24
Nikkei 225 Index	15%	18,168.72
Shares of the iShares® MSCI Emerging Markets Index Fund	15%	135.37
Dow Jones – AIG Commodity Index	10%	170.088
* The initial basket component values are, in the case of the S&P 500 Index, the closing value of the S&P 500 Index on the pricing date, in the case of the EuroStoxx Index and the Nikkei 225 Index, the respective closing values of such indices on the index business day immediately following the pricing date, in the case of the underlying shares, the official closing value of one such share on the pricing date, and, in the case of the DJAIG Index, the official settlement price of such index on the pricing date.

Aggregate principal amount:	$5,250,000
Payment at maturity:
¡  If the basket percentage increase is positive,
$1,000 + ($1,000 x basket percentage increase x leverage factor).
¡  If the basket performance factor is less than or equal to 100%, but greater than or equal to 85%, the stated principal amount.
¡  If the basket performance factor is less than 85%,
$1,000 x basket performance factor + $150
This amount will be less than the stated principal amount of $1,000.  However, in no circumstances will the Buffered PLUS pay less than $150 per Buffered PLUS at maturity.

Basket percentage increase:
The sum of the products of (i) the respective final average value for each basket component minus the respective initial value for such basket component divided by the initial value of such basket component times (ii) the respective basket weighting for such basket component.

Basket performance factor:
The sum of the products of (i) the final average value for each basket component divided by the respective initial value for such basket component times (ii) the respective basket weighting for such basket component.

Leverage factor:	146%
Buffer amount:	15%
Final average basket component values:
The respective arithmetic average of the daily closing values of the S&P 500 Index, the Dow Jones EuroStoxx 50 Index and the Nikkei 225 Index or the official settlement price of the Dow Jones-AIG Commodity Index, as applicable, on each of the averaging dates, and, in the case of the Shares of the iShares® MSCI Emerging Markets Index Fund, the arithmetic average of the official closing price of one such share times the adjustment factor on each of the averaging dates.

Averaging dates:
August 11, 2011, September 11, 2011, October 11, 2011, November 11, 2011, December 11, 2011, January 11, 2012, February 11, 2012, March 11, 2012, April 11, 2012, May 11, 2012, June 11, 2012 and July 11, 2012, subject to adjustment for market disruption events.

Stated principal amount:	$1,000 per Buffered PLUS
Issue price:	$1,000 per Buffered PLUS
Pricing date:	July 3, 2007
Original issue date:	July 11, 2007 (5 business days after the pricing date)
CUSIP:	617446L72
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to company
Per Buffered PLUS	$1,000	$22.50	$977.50
Total	$5,250,000	$118,125	$5,131,875
(1)	For additional information, see “Plan of Distribution” in the accompanying preliminary pricing supplement.
YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 325 dated July 2, 2007
Prospectus Supplement dated January 25, 2006        Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.